STATE OF CALIFORNIA GRANT AGREEMENT CEC·146 Revised 12/10	CALIFORNIA ENERGY COMMISSION

RECIPIENT Electric Transportation Engineering Corporation	AGREEMENT NUMBER ARV-09-005
ADDRESS 430 South 2nd Avenue Phoenix, AZ 85003
AGREEMENT TERM
(See CEC Signature date below) to 05/30/13
The effective date of this Agreement is either the start date or the approval date by the California Energy Commission, whichever is later. The California Energy Commission shall be the last party to sign. No work is authorized, nor shall any work begin, until on or after the effective date.

PROJECT DESCRIPTION
The parties agree to comply with the terms and conditions of the following Exhibits which are by this reference made a part of the agreement.

Exhibit A - Scope of Work	Page(s):	16
Exhibit A- Attachments	Page(s):	2
Exhibit B – Budget	Page(s):	2
Exhibit B- Attachments	Page(s):	0
Exhibit C- General Terms and Conditions	Page(s):	28
Exhibit C -Attachments	Page(s):	3
Exhibit D- Special Terms and Conditions	Page(s):	2
Exhibit D- Attachments	Page(s):	0
Exhibit E- Contracts	Page(s):	1
Exhibit F- Definitions	Page(s):	4

PROGRAM			FUNDTITLE
Alternative & Renewable Fuel & Vehicle Tech-AB 118(FY 09/10 BCP#2)			ARFVTF
AMOUNT ENCUMBERED	ITEM	CHAPTER	STATUTE	FISCAL YEAR
$8,000,000.00	BAIT. 3360-001-3117	A268/B1	A2008/B2009	09/10
MATCH SHARE	PURPOSE OF EXPENDITURE
$9,824,370.00		A6100-706-63117/B6100-706-63118
TOTAL	OPTIONAL USE
$17,824,370.00		A=$4,157,700.00 B=$3,842,300.00
I hereby certify upon my own personal knowledge that budgeted funds are available for the period and purpose stated above.

SIGNATURE OF ACCOUNTING OFFICER	DATED
4/5/11

Exhibit A
TITLE
Grants and Loans Manager
CALIFORNIA ENERGY COMMISSION ADDRESS
1516 9th Street, MS 1, Sacramento, CA 95814

SCOPE OF WORK

TECHNICAL TASK LIST

Task #	CPR	Task Name
1	N/A	Administration
2	X	Infrastructure Deployment Plan
3	X	Infrastructure Deployment
4		Vehicle and EVSE Data Collection
5		Smart Charging Demonstration
6		Data Collection and Analysis

KEY NAME LIST

Task#	Kev Personnel	Key Subcontractor(s)	Key Partner(s)
1	Tom Garetson
2	Steve Schey	Jones, Lange, and LaSalle
3	Rob Rizzo	Bovis Lend Lease and Roush Industries	U.S. Department of Energy
4	Charlie Carpinteri		Idaho National Labs, Nissan, On Star
5	Donald Karner
6	Donald Karner		Idaho National Labs

GLOSSARY

Termf Acronym	Definition
ARFVT	Alternative and Renewable Fuel and Vehicle Technology
CPR	Critical Project Review
FTD	Fuels and Transportation Division
Energy Commission	California Energy Commission
EV	Electric Vehicle (powered solely by battery)
EVSE	Electric Vehicle Supply Equipment
Level2	EVSE operatina at 240 volts and 40 amps
DCFC	DC fast charging
NEC	National Electric Code
OEM	Original Equipment Manufacturer
PEV	Plug-in Electric Vehicle
U.S. DOE	United States Department of Energy

Scope of Work

Exhibit A

BACKGROUND:

Assembly Bill 118 (Nunez, Chapter 750, Statutes of 2007), created the Alternative and Renewable Fuel and Vehicle Technology Program (ARFVT Program). The statute, subsequently amended by AB 109 (Nunez, Chapter 313, Statutes of 2008), authorizes the Energy Commission to develop and deploy alternative and renewable fuels and advanced transportation technologies to help attain the state's climate change policies. The Energy Commission has an annual program budget of approximately $100 million and provides financial support for projects that

      •           Develop and improve alternative and renewable low-carbon fuels;
      •           Optimize alternative and renewable fuels for existing and developing engine technologies;
      •           Produce alternative and renewable low-carbon fuels in California;
      •           Decrease, on a full fuel cycle basis, the overall impact and carbon footprint of alternative and renewable fuels and increase sustainability;
      •           Expand fuel infrastructure, fueling stations, and equipment;
      •           Improve light-, medium-, and heavy-duty vehicle technologies;
      •           Retrofit medium- and heavy-duty on-road and non-road vehicle fleets;
      •           Expand infrastructure connected with existing fleets, public transit, and transportation corridors; and
      •           Establish workforce training programs, conduct public education and promotion, and create technology centers.

The California Energy Commission issued solicitation PON-08-010 to provide funding opportunities under the ARFVT Program for projects which have been awarded funding from the U.S. Department of Energy (U.S. DOE) under a federal funding opportunity announcement for specified transportation projects. To be eligible for funding, under PON-08-010, the projects must also be consistent with the Energy Commissions AB118 Program Investment Plan updated annually.

In response to PON-08-010, Recipient submitted application #18, which was proposed for funding in the Energy Commission's Notice of Proposed Awards (as revised February 16, 2010), and is incorporated by reference to this Agreement in its entirety.

PROBLEM STATEMENT:

With production Electric Vehicles (EVs) available next year, the lack of infrastructure to support these vehicles is now a barrier to their widespread adoption and the realization of the potential they provide for petroleum reduction. The proposed Project takes advantage of the initial availability of Nissan EVs to develop, implement and study techniques for optimizing the effectiveness of infrastructure supporting widespread EV deployment. By studying and developing lessons learned from the infrastructure supporting these first 5,000 vehicles, the proposed Project enables deployment of the next 5,000,000 vehicles.

Scope of Work

Exhibit A

Goal of the Agreement:

The goal of this Agreement is to study and develop lessons learned from the infrastructure supporting the first 5,000 EVs deployed, to enable deployment of the next 5,000,000 vehicles.

Objectives of the Agreement:

The objectives of this Agreement are to:

•      Gather data from Vehicles and Electric Vehicle Supply Equipment (EVSE)

•     Deploy Level 2 charge infrastructure in residential applications to support EV sales in County of San Diego

•     Deploy Level 2 charge infrastructure in commercial applications to support EV sales in County of San Diego

•      Deploy DC fast charging (DCFC) infrastructure to support EV sales in the County of San Diego

TASK 1 ADMINISTRATION

Task 1.1 Attend Kick-off Meeting

The goal of this task is to establish the lines of communication and procedures for implementing this Agreement.

The Recipient shall:

•
Attend a "Kick-Off'  meeting with the Commission Project Manager, the Grants Officer, and a representative of the Accounting Office.  The Recipient shall bring its Project Manager, Agreement Administrator, Accounting Officer, and others designated by the Commission Project Manager to this meeting.  The administrative and technical aspects of this Agreement will be discussed at the meeting. Prior to the kick-off meeting, the Commission Project Manager will provide an agenda to all potential meeting participants.

The administrative portion of the meeting shall include, but not be limited to, the following:

o	Discussion of the terms and conditions of the Agreement

o	Discussion of Critical Project Review (Task 1.2)

o	Match fund documentation (Task 1.6) No work may be done until this documentation is in place.

o	Permit documentation (Task 1.7)

o	Discussion of subcontracts needed to carry out project (Task 1.8).

Scope of Work

Exhibit A

The technical portion of the meeting shall include, but not be limited to, the following

o	The Commission Project Manager's expectations for accomplishing tasks described in the Scope of Work

o	An updated Schedule of Products

o	Discussion of Progress Reports (Task 1.4)

o	Discussion of Technical Products (Product Guidelines located in Section 5 of the Terms and Conditions)

o	Discussion of the Final Report (Task 1.5)

The Commission Project Manager shall designate the date and location of this meeting.

Recipient Products:

         •      Updated Schedule of Products

         •      Updated List of Match Funds

         •     Updated List of Permits

Commission Project Manager  Product:

         •     Kick-Off Meeting Agenda

Task 1.2 Critical Project Review (CPR) Meetings

The goal of this task is to determine if the project should continue to receive Energy Commission funding to complete this Agreement and to identify any needed modifications to the tasks, products, schedule or budget.

CPRs provide the opportunity for frank discussions between the Energy Commission and the Recipient.  CPRs generally take place at key, predetermined points in the Agreement, as determined by the Commission Project Manager and as shown in the Technical Task List above. However, the Commission Project Manager may schedule additional CPRs as necessary, and any additional costs will be borne by the Recipient.

Participants include the Commission Project Manager and the Recipient and may include the Commission Grants Officer, the Fuels and Transportation Division (FTD) team lead, other Energy Commission staff and Management as well as other individuals selected by the Commission Project Manager to provide support to the Energy Commission.

Scope of Work

Exhibit A

The Commission Project Manager shall:

•	Determine the location, date, and time of each CPR meeting with the Recipient. These meetings generally take place at the Energy Commission, but they may take place at another location.

•	Send the Recipient the agenda and a list of expected participants in advance of each CPR. If applicable, the agenda shall include a discussion on both match funding and permits.

•	Conduct and make a record of each CPR meeting. One of the outcomes of this meeting will be a schedule for providing the written determination described below.

•
Determine whether to continue the project, and if continuing, whether or not modifications are needed to the tasks, schedule, products, and/or budget for the remainder of the Agreement.  Modifications to the Agreement may require a formal amendment (please see section 8 of the Terms and Conditions). If the Commission Project Manager concludes that satisfactory progress is not being made, this conclusion will be referred to the Energy Commission's Transportation Committee for its concurrence.

•
Provide the Recipient with a written determination in accordance with the schedule. The written response may include a requirement for the Recipient to revise one or more product(s) that were included in the CPR.

The Recipient shall:

•
Prepare a CPR Report for each CPR that discusses the progress of the Agreement toward achieving its goals and objectives.  This report shall include recommendations and conclusions  regarding continued work of the projects. This report shall be submitted along with any other products identified in this scope of work.  The Recipient shall submit these documents to the Commission Project Manager and any other designated reviewers at least 15 working days in advance of each CPR meeting.

•	Present the required information at each CPR meeting and participate in a discussion about the Agreement.

Commission Project Manager Products:

•     Agenda and a list of expected participants
•     Schedule for written determination
•     Written determination
Recipient Product:

•    CPR Report(s)

Task 1.3 Final Meeting

The goal of this task is to closeout this Agreement.

Scope of Work

Exhibit A

The Recipient shall:

•
Meet with Energy Commission  staff to present the findings, conclusions, and recommendations.  The final meeting must be completed during the closeout of this Agreement.

This meeting will be attended by, at a minimum, the Recipient, the Commission Grants Office Officer, and the Commission Project Manager.  The technical and administrative aspects of Agreement closeout will be discussed at the meeting, which may be two separate meetings at the discretion of the Commission Project Manager.

The technical portion of the meeting shall present an assessment of the degree to which project and task goals and objectives were achieved, findings, conclusions, recommended next steps (if any) for the Agreement, and recommendations for improvements. The Commission Project Manager will determine the appropriate meeting participants.

The administrative portion of the meeting shall be a discussion with the Commission Project Manager and the Grants Officer about the following Agreement closeout items:

o	What to do with any equipment purchased with Energy Commission funds (Options)

o	Energy Commission's request for specific "generated" data (not already provided in Agreement products)

o	Need to document Recipient's disclosure of "subject inventions" developed under the Agreement

o	"Surviving" Agreement provisions

o	Final invoicing and release of retention

o	Prepare a schedule for completing the closeout activities for this Agreement.

Products:

   •     Written documentation of meeting agreements

   •      Schedule for completing closeout activities

Task 1.4 Monthly Progress Reports

The goal of this task is to periodically verify that satisfactory and continued progress is made towards achieving the research objectives of this Agreement on time and within budget.

The objectives of this task are to summarize activities performed during the reporting period, to identify activities planned for the next reporting period, to identify issues that may affect performance and expenditures, and to form the basis for determining whether invoices are consistent with work performed.

The Recipient shall:

•
Prepare a Monthly Progress Report which summarizes all Agreement activities conducted by the Recipient for the reporting period, including an assessment of the ability to complete the Agreement within the current budget and any anticipated cost overruns.  Each progress report is due to the Commission Project Manager within 10 calendar days of the end of the reporting period. The recommended specifications for each progress report are contained in the terms and conditions of this Agreement. The recommended  specifications for each progress report are contained in Section 6 of the Terms and Conditions of this Agreement.

•
Include in the Monthly Progress Report the number of Level 2 and DCFC chargers being installed and completed (as applicable), including the length of time associated with permitting and installing each charger, vehicle data acquired, general descriptions of the type of installations (residential or commercial) and summaries of program achievements and problems under Task 2.

•	Include the data acquired under Task 3

Scope of Work

Exhibit A

Product:

•	Monthly Progress Reports

Task 1.5 Final Report

The goal of the Final Report is to assess the project's success in achieving its goals and objectives, advancing science and technology, and providing energy-related and other benefits to California.

The objectives of the Final Report are to clearly and completely describe the project's purpose, approach, activities performed, results, and advancements in science and technology; to present a public assessment of the success of the project as measured by the degree to which goals and objectives were achieved; to make insightful observations based on results obtained; to draw conclusions; and to make recommendations for further projects and improvements to the FTD project management processes.

The Final Report shall be a public document.  If the Recipient has obtained confidential status from the Energy Commission and will be preparing a confidential version of the Final Report as well, the Recipient shall perform the following activities for both the public and confidential versions of the Final Report.

The Recipient shall:

•	Prepare a draft and final Outline of the Final Report.

•	Submit one bound copy of the Final Report with the final invoice.

•
Prepare a Final Report following the approved outline and the latest version of the Final Report guidelines to be provided by the Commission Project Manager. Instead of the timeframe listed in the Product Guidelines located in Section 5 of the Terms and Conditions, the Commission Project Manager shall provide written comments on the Draft Final Report within 15 working days of receipt. The Final Report must be completed at least 60 days before the end of the Agreement Term.

•	Submit one bound copy of the Final Report with the final invoice.

Products:

•	Draft Outline of the Final Report

•	Final Outline of the Final Report

Scope of Work

Exhibit A

•	Draft Final Report

•	Final Report

Task 1.6 1dentify and Obtain Matching Funds
The goal of this task is to ensure that the match funds planned for this Agreement are obtained for and applied to this Agreement during the term of this Agreement.

The costs to obtain and document match fund commitments are not reimbursable through this Agreement. Although the Energy Commission budget for this task will be zero dollars, the Recipient may utilize match funds for this task. Match funds shall be spent concurrently or in advance of Energy Commission funds for each task during the term of this Agreement. Match funds must be identified in writing and the associated commitments obtained before the Recipient can incur any costs for which the Recipient will request reimbursement.

The Recipient shall:

•
Prepare a letter documenting the match funding committed to this Agreement and submit it to the Commission Project Manager at least 2 working days prior to the kick-off meeting.  If no match funds were part of the proposal that led to the Energy Commission  awarding this Agreement and none have been identified at the time this Agreement starts then state such in the letter. If match funds were a part of the proposal that led to the Energy Commission awarding this Agreement, then provide in the letter a list of the match funds that identifies the:

o	Amount of each cash match fund, its source, including a contact name, address and telephone number and the task(s) to which the match funds will be applied.

o
Amount of each in-kind contribution, a description, documented market or book value, and its source, including a contact name, address and telephone number and the task(s) to which the match funds will be applied. If the in-kind contribution is equipment or other tangible or real property, the Recipient shall identify its owner and provide a contact name, address and telephone number, and the address where the property is located.

•	Provide a copy of the signed contract with the US Department of Energy providing cost match for this Agreement.

•
Discuss match funds and the implications to the Agreement if they are reduced or not obtained as committed, at the kick-off meeting. If applicable, match funds will be included as a line item in the progress reports and will be a topic at CPR meetings.

•	Provide the appropriate information to the Commission Project Manager if during the course of the Agreement additional match funds are received.

•
Notify the Commission Project Manager within 10 days if during the course of the Agreement existing match funds are reduced. Reduction in match funds must be approved through a formal amendment to the Agreement and may trigger an additional CPR.

Scope of Work

Exhibit A

Products:

•	A letter regarding match funds or stating that no match funds are provided

•	Copy(ies) of each match fund commitment letter(s) (if applicable)

•	Letter(s) for new match funds (if applicable)

•	Letter that match funds were reduced (if applicable)

Task 1.7 Identify and Obtain Required Permits

The goal of this task is to obtain all permits required for work completed under this Agreement in advance of the date they are needed to keep the Agreement schedule on track. This task does not include building permits for Electric Vehicle Supply Equipment (EVSE) or fast chargers.

Permit costs and the expenses associated with obtaining permits are not reimbursable under this Agreement.  Although the Energy Commission budget for this task will be zero dollars, the Recipient shall budget match funds for any expected expenditures associated with obtaining permits.  Permits must be identified in writing and obtained before the Recipient can make any expenditure for which a permit is required.

The Recipient shall:

•	Prepare a letter documenting the permits required to conduct this Agreement and submit it to the Commission Project Manager at least 2 working days prior to the kick-off meeting. If there are no permits required at the start of this Agreement, then state such in the letter. If it is known at the beginning of the Agreement that permits will be required during the course of the Agreement, provide in the letter:

•	A list of the permits that identifies the:

•	Type of permit

•	Name, address and telephone number of the permitting jurisdictions or lead agencies

•	The schedule the Recipient will follow in applying for and obtaining these permits.

•
Discuss the list of permits and the schedule for obtaining them at the kick-off meeting and develop a timetable for submitting the updated list, schedule and the copies of the permits.  The implications to the Agreement if the permits are not obtained in a timely fashion or are denied will also be discussed.  If applicable, permits will be included as a line item in the Progress Reports and will be a topic at CPR meetings.

•	If during the course of the Agreement additional permits become necessary, provide the appropriate information on each permit and an updated schedule to the Commission Project Manager.

Scope of Work

Exhibit A

•	As permits are obtained, send a copy of each approved permit to the Commission Project Manager. This does not apply to building permits required for charger installation.

•	If during the course of the Agreement permits are not obtained on time or are denied, notify the Commission Project Manager within 5 working days. Either of these events may trigger an additional CPR.

Products:

•	Letter documenting the permits or stating that no permits are required

•	A copy of each approved permit (not applicable to building permits required for charger installation)

•	Updated list of permits as they change during the term of the Agreement (not applicable to building permits required for charger installation)

•	Updated schedule for acquiring permits as changes occur during the term of the Agreement (not applicable to building permits required for charger installation)

Task 1.8 Obtain and Execute Subcontracts

The goal of this task is for Recipients to identify any subcontracts required to carry out the tasks under this Agreement and to procure them consistent with the terms and conditions of this Agreement and the Recipient's own procurement policies and procedures.  It will also provide the Energy Commission an opportunity to review the subcontracts to ensure that the tasks are consistent with this Agreement, that the budgeted expenditures are reasonable and consistent with applicable cost principles.

The Recipient shall:

•
Prepare a letter documenting the subcontracts required to conduct this Agreement, and submit it to the Commission Project Manager at least 2 working days prior to the kick-off meeting. If there are no subcontracts required at the start of this Agreement, then state such in the letter. If it is known at the beginning of the Agreement that subcontracts will be required during the course of the Agreement, provide in the letter:

•	A list of the subcontracts that describes the anticipated maximum budget and general scope of work for each,

•	A description of the procurement process to be used, and

•	The schedule the Recipient will follow in applying for and obtaining these subcontracts

•	Submit a draft of the subcontract to the Commission Project Manager for review and approval, and incorporate any changes recommended by the Commission Project Manager.

•	Submit a final copy of the executed subcontract.

Products:

•	Letter describing the subcontracts needed, or stating that no subcontracts are required

Scope of Work

Exhibit A

•	Draft subcontracts

•	Final subcontracts

TECHNICAL TASKS

TASK 21NFRASTRUCTURE DEPLOYMENT PLAN

Task 2.1 AB 118 EVSE Coordination

The goal of this task is to provide a coordinated response to the deployment  of EVSE in California by the recipients of applicable AB 118 funding and to maximize the public benefit.

The Recipient shall:

•
Develop regional allocation plans in consultation with key Energy Commission staff and Energy Commission  defined stakeholders, including the cities and utilities in each region.  This plan will describe the method used to prioritize deployment and articulate a strategy and proposed approach for installing EVSE, including, but not limited to, the following categories.

o	Residential

•	Estimates of Original Equipment Manufacturer (OEM) Plug-in Electric Vehicle (PEV) deployment and their corresponding geographic locations

•	A strategy to integrate residential installations with estimated OEM PEV deployment

•	A strategy to provide charging for multi-dwelling units (MDUs) and homes without garages

o	Workplace

•	Identification of attributes that would result in workplace charging being a priority

•	Outreach plan for workplace charging

o	Fleets/Public

•	A strategy to identify, prioritize, and support fleet infrastructure

o	Commercial/Retail

•	Marketing and advertising campaign

•	A method to determine which responses represent an interested party and a viable site

•	The rationale for determining whether the station will be used and how to minimize stranded assets

•	A strategy to mitigate stranded assets

•	Prepare a list prioritizing the installations, based on input from the Energy Commission.

•	Identify overlapping regions for deployment of EVSE with recipients of ARFVT funds related to plug-in electric vehicle infrastructure.

Scope of Work

Exhibit A

Task 2.2 Deployment Plan

The goal of this task is to finalize the Deployment Plan in consultation with key Energy Commission staff.                                                                                     ·

The Recipient shall:

•	Finalize the Deployment Plan to include, but not be limited to:

•	Market projections of vehicles.

•	Site selection criteria.

•	Residential, workplace, fleet, commercial, and retail charging

•	Mitigation of any impacts to the grid.

•	Consideration of overlapping areas with other ARFVT funded infrastructure projects.

•	Affirmation of consistency from the local jurisdictions and utilities.

[A CPR WILL BE HELD DURING THIS TASK IN RELATION TO THE DEPLOYMENT PLAN. See Task 1.2 for details.]

[Before work done by a subcontractor begins their subcontract must be executed.  See Task 1.8 for details]

Products:

•	Draft Deployment Plan

•	Final Deployment Plan

TASK 3 INFRASTRUCTURE DEPLOYMENT

The goal of this task is to install EVSE to support vehicle deployment. Discussions will include local planning agencies and utilities to collaborate on the deployment.

The Recipient shall:

•	Create and submit site plans which shall include, but are not limited to:

•	A site survey for each identified installation to determine the installation design, permitting needs and to facilitate generation of construction estimates/quotes.

•	An assessment of site documentation which will identify which permits must be obtained. Permit costs are not part of the Energy Commission share.

•
Define the number of sites, type, location, data collection requirements, and any agreements made with the Site Owner.  Any Site Owner agreement information should include but is not limited to the following:

•	Site owner responsibility,

•	Site preparation,

•	Access to site,

Scope of Work

Exhibit A

•	Insurance and indemnity information,

•	Contingency if damages occur and equipment installation and removal if ever necessary.

•	Develop and submit a complete list of required permits for construction and operation including relevant permitting agencies or individuals. These permits include, but are not limited to:

•	Local planning/building permit per National Electric Code (NEC)

•	Utility assessment, if required

•	Schedule commencement of installation activities once permitting has been completed with contractors and site owners.

•	Facilitate communication between contractor, site owner, and equipment supplier.

•	Schedule delivery of charging station to the installation site.

•	Monitor progress to ensure quality and accountability of the subcontractors.

•	Provide technical support to contractor on an as needed basis.

•	Provide provisioning service to finalize station setup after physical install.

•	Evidence of station completion such as sign off from the site owner will be included in the Monthly Progress Report (Task 1.4).

•
Create and submit a reporting template to capture agreement, permitting, completion, and supply equipment details. This reporting template shall include status of building permits as well as other required permits.

[A CPR WILL BE HELD DURING THIS TASK.  See Task 1.2 for details.]
[Before work done by a subcontractor begins their subcontract must be executed.  See Task 1.8 for details]

Products:

•	Site Plans

•	Permit List

•	Reporting Template

TASK 4 VEHICLE AND EVSE DATA COLLECTION

The goal of this task is to gather data from vehicles and chargers deployed in Task 2 and from the owners and operators of the associated plug-in electric vehicles to develop models for infrastructure deployment.

The Recipient Shall:

•	Prepare and submit draft and final data acquisition methodology to the Energy Commission for approval

Scope of Work

Exhibit A

•	Collect EVSE charger data and information on network operations

•	Include a presentation of the data collected in the Monthly Progress Reports from Task 1.4.

•	Collect vehicle data for up to 15,000 mi!es of vehicle operation for each acquisition method

[Before work done by a subcontractor begins their subcontract must be executed.  See Task 1.8 for details]

Products:

•	Draft Data Acquisition Methodology

•	Final Data Acquisition Methodology

TASK 5 SMART CHARGING DEMONSTRATION

The goal of this task is to conduct  a smart charging demonstration with San Diego Gas & Electric.

The Recipient shall:

•	Coordinate with San Diego Gas & Electric, and the Energy Commission to develop a smart charging demonstration for EVs operating in County of San Diego

•	Prepare and submit draft and final Smart charging demonstration work plan

•	Prepare and submit a report on the Smart Charging Demonstration

[Before work done by a subcontractor begins their subcontract must be executed. See Task 1.8 for details)

Products:

•	Draft Smart charging demonstration work plan

•	Final Smart charging demonstration work plan

•	Report on Smart Charging Demonstration

TASK 6  DATA COLLECTION and ANALYSIS

The goal of this task is to collect data on the user experience and vehicle  charging throughout the term of the project, analyze that data for project operation and include that analysis in the Final Report.

The Recipient Shall:

•	Collect data on:

•	The impacts of factors which have a potential to influence vehicle design and uses including, but not limited to:

o	Vehicle use patterns

Scope of Work

Exhibit A

o	Charging frequency and profiles

o	Electric fuel use

o	Climate variations

o	Availability of vehicle chargers

o	Operating costs

o	Time of use rates

•	Smart Charging and Smart Grids:

o	The effect of a mature electric vehicle market on electrical grids, with and without smart charging

o	The benefits of smart charging on grid reliability

o	The ability of smart charging to inform utilities, the California Public Utilities Commission, and other regulators and decision makers on electric vehicle related rate schedules

o	The impact of various smart charging scenarios on customer satisfaction and perception of electric vehicles

o	The impact of smart charging incentive programs

•	The management of charging and demand response to shift demand for charging out of peak periods, including the most compelling incentives

•
Describe how the project supports new technology advancement for vehicles, vessels, engines, and other equipment, and promote the deployment of such technologies in the marketplace. Describe any actual results, in terms of gasoline or diesel fuel displaced, or other appropriate metric. To the extent possible describe how the project provided a measurable transition from the nearly exclusive use of petroleum fuels to a diverse portfolio of viable alternative fuels that meets California's petroleum reduction and alternative fuel use goals.

•	Describe how the project incorporated and achieved the sustainability goals. Use a mix of quantitative and qualitative information, as appropriate to the constraints of the project. Provide a quantified estimate of the project's carbon intensity values for life-cycle scale greenhouse gas emissions.

•
Describe how the project provided economic benefits to California by promoting California-based technology firms, new job creation, new business development, economic benefit to low income communities, avoidance of disproportionate impacts to disadvantaged communities, and increased state revenue. Identify the jobs and economic development from this project.

•	Describe how the project demonstrated the cost-effectiveness of the proposed technology in achieving greenhouse gas emissions reduction.

•	Provide copies of summary reports for Department of Energy including Vehicle Usage evaluations by the Ohio State University Center for Automotive

Scope of Work

Exhibit A

Research and Infrastructure Effectiveness evaluations by University of California at Davis Institute of Transportation Studies

•	Describe lessons learned which should including, but is not limited to:

o	Most effective locations to install chargers

o	Optimum use of fast-charge stations

o	Economic and vehicle range tradeoffs between availability of charge infrastructure and onboard battery capacity

o	Support programs needed (such as first responder training)

o	Changes in vehicle operator behavior

Products:                     None.   Data from this task will be included in the Final Report

Scope of Work

Exhibit A